Exhibit 99.1

BG Medicine Announces Fiscal 2011 Third Quarter Results

Waltham, Mass., November 3, 2011 – BG Medicine, Inc. (NASDAQ: BGMD) today announced its consolidated results of operations for the three and nine months ended September 30, 2011, and provided a business update. The Company will host a conference call and webcast today, November 3, 2011, beginning at 9:00 a.m. EDT (details follow below).

For the quarter ended September 30, 2011, the Company reported a consolidated net loss of $4.9 million compared to a consolidated net loss of $4.5 million for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, the Company reported a consolidated net loss of $12.8 million compared to a consolidated net loss of $13.8 million for the nine months ended September 30, 2010.

At September 30, 2011, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $28.0 million.

Business Update

“The third quarter represented an important period for us as the results of some important studies related to galectin-3 were reported at major medical meetings,” said Pieter Muntendam, M.D., president and chief executive officer of BG Medicine. “Through the use of our novel, FDA-cleared galectin-3 blood test, we set out to transform how clinicians understand heart failure from a condition defined by signs and symptoms to one defined by disease processes. These recent study results support the important role of galectin-3 in heart failure and highlight its clinical utility and importance in clinical management. We continue to make significant progress in advancing our galectin-3 test and our second cardiovascular product candidate, AMIPredict, across many areas.”

Recent highlights, accomplishments and upcoming events for the Company include:

Galectin-3

•	At the European Society of Cardiology (ESC - August 28-31), the following presentations featured important aspects of galectin-3:

•

“Galectin-3 Predicts Mortality and Response to Statin Therapy in Chronic Heart Failure” – Results of a sub-study of the CORONA study, a multicenter study on the effect of rosuvastatin in heart failure, demonstrated that patients with plasma levels of galectin-3 below the median derived a marked clinical benefit from rosuvastatin (statin) treatment.

•

“Galectin-3, Cardiovascular Risk Factors, and Outcome in the General Population” – Results of the first epidemiological study (PREVEND) reported on the prevalence of elevated galectin-3 in the general population being associated with increased cardiovascular mortality rates.

•	“Genetic Disruption of Galectin-3 Prevents Adverse Cardiac Remodeling” – Results from a preclinical study to investigate the potential mechanism underlying galectin-3 mediated heart failure.

•

“Pharmacological Inhibition of Galectin-3 Attenuates Adverse Cardiac Remodeling and Heart Failure” – Results from a preclinical study to investigate the effects of a natural carbohydrate inhibitor of galectin-3 on heart failure development.

•	The findings of these studies reported at ESC were also disseminated through a CME program (theheart.org) and a company-sponsored webcast.

•	At the annual meeting of the Heart Failure Society of America meeting (HFSA - September 18-21), the following presentations featured important aspects of galectin-3:

•

“Plasma Galectin-3 is Associated with Near-Term Rehospitalization in HF” – An analysis involving three studies on the utility of galectin-3 to identify those at risk for near-term hospital readmission.

•

“Changes in Galectin-3 Levels Over Time Predict Mortality and Morbidity in Heart Failure” – Results indicated that increases in galectin-3 levels over time carry predictive value and support the importance of periodic testing of galectin-3 in heart failure patients.

•

Successfully launched our outreach program to educate the U.S. heart failure expert community using cardiovascular medical science liaisons, which resulted in a full calendar of meetings with leading U.S. heart failure experts.

•	Launch of galectin-3 testing by the Cleveland Heart Lab, Inc., a leading provider of cardiovascular testing services.

•	Review of the galectin-3 CPT-code request at the American Medical Association’s CPT Editorial Panel meeting - one of the important steps in obtaining a galectin-3 specific CPT code in 2013.

•

Progress in our collaboration with the Framingham Heart Study regarding the galectin-3 study on the FHS offspring cohort and use of the data for a planned FDA submission to expand the label for our galectin-3 test.

•	Publication of more than 75 articles related to galectin-3 in the scientific literature since June 30, 2011, including the results of several large clinical studies.

•

Continued progress with our partners in the development of the automated versions of our galectin-3 test, with the intent to submit a regulatory filing in the U.S. for one of the automated versions in the first quarter of 2012.

AMIPredict

•	Initiation of testing of more than 6,500 samples from our BioImage validation study. The laboratory phase of this study is expected to be completed in November.

•	Nearing completion of the analytical studies required for a 510(k) premarket notification to the FDA for regulatory clearance of AMIPredict.

•	Preparation of the study reports and submission documents in support of 510(k) submission in December 2011.

Financial Results

Three months ended September 30, 2011

Revenue for the quarter ended September 30, 2011 increased by 83% to $179,000 from $98,000 in the quarter ended September 30, 2010. The increase resulted primarily from an increase in sales of our galectin-3 test.

Cost of revenue for the quarter ended September 30, 2011 decreased by approximately 51% to $84,000 from $172,000 in the quarter ended September 30, 2010. The decrease in cost of revenue was primarily attributable to the decrease in costs associated with Phase II of the HRP initiative and other service agreements due to decreased levels of activity.

Research and development expenses for the quarter ended September 30, 2011 increased by approximately 15% to $1.9 million from $1.7 million in the quarter ended September 30, 2010. The increase in expense was due to an increase in activity and personnel-related costs associated with our internal biomarker discovery and development efforts.

Selling, general and administrative expenses for the quarter ended September 30, 2011 increased by approximately 70% to $3.1 million from $1.8 million in the quarter ended September 30, 2010. Marketing expenses increased by $848,000 primarily due to medical education programs associated with our galectin-3 test. General and administrative expenses increased by $422,000 primarily due to expenses related to being a public company.

Nine months ended September 30, 2011

Revenue for the nine months ended September 30, 2011 increased by 102% to $1.3 million from $620,000 in the nine months ended September 30, 2010. The increase was primarily due to the recognition of revenue from a new agreement under the HRP initiative, as well as sales of our galectin-3 test.

Cost of revenue for the nine months ended September 30, 2011 decreased by approximately 34% to $428,000 from $650,000 in the nine months ended September 30, 2010. The decrease in cost of revenue was primarily attributable to the decrease in costs associated with Phase II of the HRP initiative and other service agreements due to decreased levels of activity.

Research and development expenses for the nine months ended September 30, 2011 increased by approximately 7% to $6.0 million from $5.6 million in the nine months ended September 30, 2010. The increase in expense was due to an increase in activity and personnel-related costs associated with our internal biomarker discovery and development efforts.

Selling, general and administrative expenses for the nine months ended September 30, 2011 increased by approximately 22% to $7.6 million from $6.2 million in the nine months ended September 30, 2010. Marketing expenses increased by $778,000 primarily due to increased personnel-related costs and medical education programs associated with our galectin-3 test. General and administrative expenses increased $565,000 primarily due to expenses related to being a public company.

Conference call and webcast

The Company will host a conference call and webcast today, November 3, 2011, beginning at 9:00 a.m. EDT. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The call will be broadcast simultaneously over the Internet. Participants should access the company’s presentation at www.bg-medicine.com on the page entitled “Investors.”

A replay of the call will be available approximately two hours after the completion of the call. The replay may be accessed by dialing (855) 859-2056 within the U.S. and Canada or (404) 537-3406 from international locations. The pass code for both numbers is 21858056. The call will be archived and accessible on the Web site for approximately 30 days.

Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (NASDAQ: BGMD) is a life sciences company focused on the discovery, development, and commercialization of novel, biomarker-based diagnostics to improve patient outcomes and contain healthcare costs. The Company recently launched the BGM Galectin-3TM test for use in patients with heart failure, the first novel blood test for cardiac disease cleared by the U.S. F.D.A. in five years. BG Medicine also has products in development to aid in the diagnosis and management of acute atherothrombosis and lipid disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

The BG Medicine Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10352

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our progress toward our product development and business priorities; our progress in preparing for the launch of the automated versions of our galectin-3 test by our partners in 2012; our expectations regarding the timing of certain ongoing studies; our expectations that the results from certain ongoing studies will validate our understanding of the role of galectin-3 in heart failure development; our expectations for our business operations and outlook; our beliefs regarding the importance of our galectin-3 test to heart failure patients; our expectations regarding the outcome of our analytical and validation studies currently being conducted in support of AMIPredict; and our expectations regarding a regulatory submission for AMIPredict and the anticipated timing of such a submission. These statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to transition into a commercial organization and generate sufficient revenue to sustain our business; our estimates of future performance, including the expected timing of the launch of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our product candidates; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products and product candidates; our reliance on third parties to develop or distribute our product candidates and products, including our ability to enter into collaboration agreements with respect to our product candidates and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our need for additional financing; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands, except share and per share data)
	(unaudited)

Revenue	$179	$98	$1,255	$620

Cost of Revenue and Operating Expenses:
Cost of revenue	84	172	428	650
Research and development	1,936	1,681	6,010	5,596
Selling, general and administrative	3,072	1,803	7,567	6,224

Total cost of revenue and operating expenses	5,092	3,656	14,005	12,470

Loss from operations	(4,913)	(3,558)	(12,750)	(11,850)

Interest income	10	1	25	4
Interest expense	—	(945)	(90)	(1,964)
Other (expense) income	22	15	(33)	(29)

Net loss	(4,881)	(4,487)	(12,848)	(13,839)

Accretion of redeemable convertible preferred stock	—	(260)	(118)	(769)

Net loss attributable to common stockholders	$(4,881)	$(4,747)	$(12,966)	$(14,608)

Net loss attributable to common stockholders per share - basic and diluted	$(0.25)	$(1.59)	$(0.77)	$(4.93)

Weighted-average common shares outstanding used in computing per share amounts - basic and diluted	19,344,905	2,994,549	16,925,693	2,963,626

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
	(in thousands)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$13,101	$2,425
Marketable securities	14,248	—
Restricted cash	631	—
Accounts receivable	88	786
Inventory	330	—
Prepaid expenses and other current assets	779	405

Total current assets	29,177	3,616

Property and equipment, net	348	604
Intangible assets, net	477	541
Deferred offering costs	—	2,229
Deposits and other assets	37	37

Total assets	$30,039	$7,027

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Term loan, current portion	$—	$96
Bridge notes, including accrued interest	—	6,276
Accounts payable	863	1,380
Accrued expenses	2,998	2,822
Deferred revenue and customer deposits	1,442	1,521

Total current liabilities	5,303	12,095

Warrant liability	11	248

Total liabilities	5,314	12,343

Redeemable convertible preferred stock	—	72,093

Stockholders’ equity (deficit)
Convertible preferred stock	—	1,708
Common stock	19	3
Additional paid-in capital	133,292	16,618
Accumulated deficit	(108,586)	(95,738)

Total stockholders’ equity (deficit)	24,725	(77,409)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$30,039	$7,027